Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

OPENERA TECHNOLOGIES, INC.

ORCA ACQUISITION CORPORATION

NMS COMMUNICATIONS CORPORATION

CERTAIN OF THE STOCKHOLDERS OF OPENERA TECHNOLOGIES, INC.

AND

WITH RESPECT TO ARTICLES IX, X AND XI ONLY

JOEL A. HUGHES,

AS STOCKHOLDER REPRESENTATIVE

Dated as of February 13, 2006

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Stockholder Written Consent
Exhibit B	Form of Resignation of Officers and Directors
Exhibit C	Form of Stockholder Support Agreement
Exhibit D-1	Form of Employee Stock Restriction Agreement
Exhibit D-2	Form of Non-Employee Stock Restriction Agreement
Exhibit E	Form of Option Amendment Agreement
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Terminating Employee Release
Exhibit I	Form of Non-Competition Agreement
Exhibit J	Form of Legal Opinion of Morse, Barnes-Brown & Pendleton, P.C.
Exhibit K	Form of 280G Waiver
Exhibit L	Form of Ind-Telesoft Letter Agreement
Exhibit M	Form of Call Agreement

Schedules	Description

Schedule 1.6(a)(i)	Specified Liabilities
Schedule 2.15(q)(i)	Form of Proprietary Information Agreement
Schedule 2.15(q)(ii)	Form of Consultant Proprietary Information Agreement
Schedule 2.15(r)(i)	Form of Ind-Telesoft Proprietary Information Agreement
Schedule 2.15(r)(ii)	Form of Ind-Telesoft Consultant Proprietary Information Agreement
Schedule 8.2(q)	Company Employees Required to Sign Parent Non-Competition Agreements
Schedule 8.2(n)	Third Party Consents
Schedule 8.2(z)	Liens to be Released
Schedule 9.2(a)	Other Indemnity Matters

INDEX OF DEFINED TERMS

Term	Section Reference in Agreement

280G Approval	6.7(b)(iii)
401(k) Plan	6.12
Action of Divestiture	6.4
Acquisition Proposal	5.2(a)
Adjusted Balance Sheets	9.6(a)
Agreement	Preamble
Balance Sheet Adjustment Amount	1.6(a)
Balance Sheet Target	1.6(a)
Board Recommendation	6.7(d)
Business Day	1.6(a)
Certificate of Incorporation	2.1(a)
Certificate of Merger	1.2
Charter Documents	2.1(a)
Closing	1.2
Closing Date	1.2
Closing Date Balance Sheets	1.6(a)
COBRA	2.23(a)
Code	1.6(a)
Company	Preamble
Company Authorizations	2.18
Company Balance Sheet	2.7
Company Financials	2.7
Company Capital Stock	1.6(a)
Company Common Stock	1.6(a)
Company Employee Plan	2.23(a)
Company Intellectual Property	2.15(a)
Company Material Adverse Effect	1.6(a)
Company Options	1.6(a)
Company Preferred Stock	1.6(a)
Company Registered Intellectual Property	2.15(b)
Company Unvested Common Stock	1.6(a)
Company Warrants	1.6(a)
Confidential Disclosure Agreement	6.2
Conflict	2.5
Consultant Proprietary Information Agreement	2.15(q)
Continuing Employee	1.6(a)
Contract	2.5
Contracts	2.5
Conversion Ratio	1.6(b)
Current Balance Sheets	2.7
Customer Information	2.14(f)

Term	Section Reference in Agreement

Deductible Amount	9.3(e)
Delaware Law	Recitals
Disclosure Schedule	Article II
Dissenting Share Payments	1.7(c)
Dissenting Shares	1.7(a)
DOL	2.23(a)
Effective Time	1.2
Employee	2.23(a)
Employee Agreement	2.23(a)
Employment Document	6.9(a)
Employee Stock Restriction Agreement	Recitals
Environmental Permits	2.21(c)
Equipment	2.14(e)
ERISA	2.23(a)
ERISA Affiliate	2.23(a)
Escrow Agent	1.6(a)
Escrow	1.6(a)
Estimated Third Party Expenses	1.6(a)
Excess Liabilities	9.6(a)
Exchange Act	1.6(a)
Excess Third Party Expenses	6.17
Export Approvals	2.26(a)
Financials	2.7
FIRPTA Compliance Certificate	6.16
FMLA	2.23(a)
GAAP	1.6(a)
Governmental Entity	2.6
Guarantees	1.6(a)
Hazardous Material	2.21(a)
Hazardous Materials Activities	2.21(b)
HIPAA	2.23(a)
Indemnified Parties	9.2(a)
Independent Accounting Firm	9.6(c)
Independent Accounting Firm Expenses	9.6(c)
Ind-Telesoft	1.6(a)
Intellectual Property	2.15(a)
Intellectual Property Rights	2.15(a)
International Employee Plan	2.23(a)
IRS	2.23(a)
Key Employees	1.6(a)
Knowledge	1.6(a)
Known	1.6(a)

Term	Section Reference in Agreement

Lease Agreements	2.14(b)
Leased Real Property	2.14(a)
Lien	1.6(a)
Loan Consents	1.6(a)
Loan Documents	1.6(a)
Loss	9.2(a)
Losses	9.2(a)
Material Contract	2.16(b)
Material Contracts	2.16(b)
Merger	Recitals
Net Liabilities at Closing	9.6(a)
Non-Competition Agreements	8.2(p)
Non-Employee Stock Restriction Agreement	Recitals
Notice of Objection	9.6(b)
Officer’s Certificate	9.3(e)
Openera-India	1.6(a)
Openera-Texas	1.6(a)
Option Amendment Agreement	Recitals
Parent	Preamble
Parent Common Stock	1.6(a)
Parent SEC Reports	4.5
PBGC	2.23(a)
Pension Plan	2.23(a)
Person	1.6(a)
Plan	1.6(a)
Principal Stockholder	Preamble
Principal Stockholders	Preamble
Pro Rata Portion	1.6(a)
Proprietary Information Agreement	2.15(q)
PTO	2.15(b)
Registered Intellectual Property	2.15(a)
Related Agreements	1.6(a)
Returns	2.12(b)(i)
SEC	7.1
Securities Act	1.6(a)
Selected Employees	1.6(a)
Signing Stockholder Consent	Recitals
Soliciting Materials	6.7(d)
Specified Liabilities	1.6(a)
Spreadsheet	6.14
Statement of Expenses	6.17
Stockholder	1.6(a)

Term	Section Reference in Agreement

Stockholder Notice	6.7(b)(i)
Stockholder Registration Statement	7.1
Stockholder Representative	Preamble
Stockholder Representative Expenses	9.5(b)
Stockholder Support Agreements	Recitals
Stockholder Written Consent	Recitals
Sub	Preamble
Subsidiary	2.3
Subsidiary Balance Sheet	2.7
Subsidiary Financials	2.7
Surviving Corporation	1.1
Tax	2.12(a)
Taxes	2.12(a)
Terminating Employee(s)	1.6(a)
Terminating Employee Release	6.11
Third Party Expenses	6.17
Total Consideration	1.6(a)
Total Outstanding Shares	1.6(a)
Transitional Employees	1.6(a)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 13, 2006 by and among NMS Communications Corporation, a Delaware corporation (“Parent”), Orca Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”), Openera Technologies, Inc., a Delaware corporation (the “Company”), Brahma Holdings, L.P., a Texas limited partnership, Salar L.P., a Texas limited partnership, Salar Holdings Trust, a trust organized under the laws of Texas, Jawad Ayaz, Vinod Chandran, Wasi Ayaz and Joel A. Hughes (each, a “Principal Stockholder,” and collectively the “Principal Stockholders”), and with respect to Article IX, Article X and Article XI hereof only, Joel A. Hughes, as stockholder representative (the “Stockholder Representative”).

RECITALS

A.                                   The Boards of Directors of each of Parent, Sub and the Company believe it is advisable and in the best interests of each corporation and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved this Agreement and the Merger.

B.                                     Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, (i) all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein and (ii) all of the issued and outstanding options to purchase capital stock of the Company shall be assumed by Parent and shall become options to acquire shares of the Parent’s capital stock as set forth herein.

C.                                     For Federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code;

D.                                    A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as partial security for the indemnification obligations set forth in this Agreement.

E.                                      The Company and the Principal Stockholders, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

F.                                      Immediately following the execution and delivery of this Agreement by the Company, the Company shall obtain the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby, pursuant to an Action by Written Consent, in the form attached hereto as Exhibit A (the “Stockholder Written Consent”), signed by each of the Principal Stockholders, pursuant to and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”) and the Charter Documents. Prior to executing the Stockholder Written Consent, each signatory thereto shall have received from the Company an information statement including information regarding the Company, the terms of the Merger and this Agreement and the unanimous recommendation of the Board of Directors in favor of the Merger, this Agreement and the transactions contemplated hereby (the “Information Statement”).

G.                                     Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, (i) each member of the Company’s Board of Directors and each officer of the Company and its Subsidiaries is delivering to the Company a resignation and release letter, each in substantially the form attached hereto as Exhibit B, (ii) each of the Principal Stockholders and each member of the Company’s Board of Directors (and any affiliated entities) in his, her or its capacity as a stockholder of the Company, is entering into a Stockholder Support Agreement, each in substantially the form attached hereto as Exhibit C (the “Stockholder Support Agreements”), (iii) each Stockholder, who (or whose beneficial owner), as of the Effective Time, shall become an employee of, or consultant to, the Company is entering into a Stock Restriction Agreement in substantially the form attached hereto as Exhibit D-1 (an “Employee Stock Restriction Agreement”), (iv) each Stockholder who, as of the Effective Time, will not be an employee of, or consultant to, the Company is entering into a Stock Restriction Agreement in substantially the form attached hereto as Exhibit D-2 (a “Non-Employee Stock Restriction Agreement”), (v) each Person who on the date of this Agreement holds options to purchase capital stock of the Company is entering into an Option Amendment Agreement in substantially the form attached hereto as Exhibit E (an “Option Amendment Agreement”), (v) each Key Employee is entering into an Employment Agreement (as defined herein below), and (vi) each Person who might receive any payments and/or benefits referred to in Section 6.7(b)(iii) hereof is executing and delivering a 280G Waiver, each in substantially the form attached hereto as Exhibit K (the “280G Waivers”), by which such Person agrees to waive any right or entitlement to the payments and/or benefits referred to in Section 6.7(b)(iii) hereof, unless the requisite stockholder approval of those payments and/or benefits are obtained pursuant to Section 6.7(b)(iii) hereof.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1                                 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware Law, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2                                 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery of this Agreement by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VIII hereof, at the offices of Choate, Hall & Stewart LLP, Two International Place, Boston, Massachusetts, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit F, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in accordance with the applicable provisions of Delaware Law (the time of such filing with the Secretary of State of the State of Delaware shall be referred to herein as the “Effective Time”)

1.3                                 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                                 Certificate of Incorporation and Bylaws.

(a)                                  Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Openera Technologies, Inc.”

(b)                                 Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Delaware Law and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

1.5                                 Directors and Officers.

(a)                                  Directors of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Delaware Law and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b)                                 Officers of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

(c)                                  Directors of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors of Sub immediately prior to the Effective Time to be the directors of any Subsidiaries immediately after the Effective Time, each to hold office as a director of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of its incorporation and the respective bylaws of each such Subsidiary.

(d)                                 Officers of Subsidiaries of Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the officers of Sub immediately prior to the Effective Time to be the officers of any Subsidiaries immediately after the Effective Time, each to hold office as an officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of its incorporation and the bylaws of each such Subsidiary.

1.6                                 Effect of Merger on the Capital Stock and Options of the Constituent Corporations.

(a)                                  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Balance Sheet Adjustment Amount” shall mean the amount, if any, by which (i) the absolute value of the Company’s and its Subsidiaries’ total liabilities (excluding deferred revenue and the Specified Liabilities), including without limitation all Estimated Third Party Expenses that have been accrued but that have not been paid prior to the Effective Time and any other payments triggered or accelerated by or contingent upon the Closing or the Merger, minus (ii) the absolute value of the Company’s and its Subsidiaries’ total assets, as reflected on the Closing Date Balance Sheets, is greater than the Balance Sheet Target. Total liabilities and total assets shall include all liabilities for Taxes and prepayments of Taxes through the end of the Closing Date based upon a closing of the books of the Company and the Subsidiaries at the end of the Closing Date (but without regard to any reserve for deferred Taxes to reflect timing differences between book and Tax income). If (i) minus (ii) is less than or equal to the Balance Sheet Target, the Balance Sheet Adjustment Amount shall be equal to zero.

“Balance Sheet Target” shall mean an amount equal to $-842,929.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in Boston, Massachusetts are authorized or obligated by law or executive order to close.

“Closing Date Balance Sheets” shall mean the estimated balance sheets of the Company and each of its Subsidiaries delivered to Parent at least three (3) Business Days prior to the Closing Date and certified as true and correct by the Company’s Chief Financial Officer as of the Closing Date, that have been prepared in a form acceptable to Parent (which Closing Date Balance Sheets shall include without limitation all Estimated Third Party Expenses that have been accrued but that have not been paid prior to the Effective Time and any other payments triggered or accelerated by or contingent upon the Closing or the Merger) and prepared on a basis consistent with the Financials and that fairly present an estimate by the Company in good faith based on reasonable assumptions of the balance sheets of the Company and each of its Subsidiaries as of the Closing Date, after giving effect to the Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean the Company Common Stock, the Company Preferred Stock and any other shares of capital stock, if any, of the Company, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.0001 per share, of the Company.

“Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), prospects, condition (financial or otherwise), operations or capitalization of the Company and its subsidiaries, taken as a whole.

“Company Options” shall mean all issued and outstanding options (including commitments to grant options, but excluding Company Warrants) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person.

“Company Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Company.

“Company Unvested Common Stock” shall mean any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are unvested. For purposes of this Agreement, a share of Company Common Stock shall be deemed “unvested” if such share is not vested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with the Company.

“Company Warrants” shall mean any issued and outstanding warrant to purchase Company Capital Stock.

“Continuing Employee” shall mean each employee of the Company who (A) receives and accepts an offer of at-will employment (which offer of employment is not for a transitional period ending within a specified time period after the Effective Time) from Parent or any of its subsidiaries prior to the Effective Time and (B) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

“Employment Agreements” shall mean the employment agreements entered into by Parent with each Key Employee concurrent with the execution and delivery of this Agreement.

“Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Stockholder Representative.

“Escrow Shares” shall mean 677,651 shares of Parent Common Stock comprising a portion of the Total Consideration, all of which shares shall be initially subject, until the one-year anniversary of the Closing Date, to a repurchase option, risk of forfeiture or other conditions pursuant to the Employee Stock Restriction Agreements or the Non-Employee Stock Restriction Agreements.

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses paid or expected to be payable by the Company estimated by the Company in good faith and based on reasonable assumptions as of the Closing Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Ind-Telesoft” shall mean Ind-Telesoft Private Limited, a corporation organized under the laws of India

“Key Employees” shall mean Joel A. Hughes, Jawad Ayaz and Vinod Chandran.

“Knowledge” or “Known” shall mean, (i) with respect to the Company, the knowledge of Joel A. Hughes, Jawad Ayaz, Vinod Chandran, Martha Groves, Sunil Bhave, William Yapp and Manish Kumar, including facts of which such individuals after due and diligent inquiry ought to be aware, and (ii) with respect to any Principal Stockholder, the actual knowledge of such Principal Stockholder.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Openera-India” shall mean Openera Technologies Private Limited, a corporation organized under the laws of India.

“Openera-Texas” shall mean Openera Technologies, Inc., a Texas corporation.

“Parent Common Stock” shall mean shares of common stock, par value $0.01 per share, of Parent.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Plan” shall mean the Company’s 2005 Equity Incentive Plan, including the India Supplement thereto.

“Pro Rata Portion” shall mean, with respect to each Stockholder, an amount equal to the quotient obtained by dividing (x) the amount of shares issuable pursuant to Section 1.6(b) hereof in respect of the shares of Company Capital Stock owned by such Stockholder as of the Effective Time to such Stockholder by (y) the aggregate amount of shares issuable to all Stockholders pursuant to Section 1.6(b) hereof in respect of Company Capital Stock as of the Effective Time.

“Related Agreements” shall mean the Stockholder Support Agreements, Certificate of Merger, Escrow Agreement and all other agreements and certificates entered into or executed by or on behalf of the Company and any Stockholder in connection with the transactions contemplated herein.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Selected Employees” shall mean the employees of the Company and any of its Subsidiaries to whom Parent or any of its subsidiaries has extended an offer of employment (whether as a Continuing Employee or as a Transitional Employee as determined by Parent in its sole discretion), excluding the Key Employees.

“Specified Liabilities” shall mean the liabilities of the Company and its Subsidiaries listed on Schedule 1.6(a)(i) attached hereto as of the Closing Date.

“Specified Liabilities Adjustment Amount” shall mean the amount, if any, by which the absolute value of the total Specified Liabilities, as reflected on the Closing Date Balance Sheets, exceeds $1,875,849.

“Stockholder” shall mean any holder of any Company Capital Stock immediately prior to the Effective Time and Jawad Ayaz and Vinod Chandran.

“Terminating Employee(s)” shall mean employee(s) of the Company and any of its Subsidiaries who are not offered or who do not accept employment (whether as a Continuing Employee or as a Transitional Employee) by Parent or any of its subsidiaries prior to the Effective Time.

“Total Consideration” shall mean an amount of shares of Parent Common Stock equal to the quotient obtained by dividing (i) $16,415,000, less the sum of (A) the Balance Sheet Adjustment Amount and (B) the Specified Liabilities Adjustment Amount, by (ii) the Trailing Average Price.

“Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock plus the maximum aggregate number of shares issuable upon full exercise, exchange or conversion of all Company Options, Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, on an as converted to Company Common Stock basis.

“Trailing Average Price” shall mean $3.763.

“Transitional Employees” shall mean each employee of the Company as of the Effective Time who (i) receives and accepts an offer of at-will employment (which offer of employment is for a transitional period ending within a specified or estimated time period after the Effective Time) from Parent or any of its subsidiaries prior to the Effective Time and (ii) is an employee of Parent or any of its subsidiaries immediately following the Effective Time.

(b)                                 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, each share of Company Capital Stock (whether such share is of Company

Preferred Stock or Company Common Stock, and excluding, for avoidance of doubt, unexercised Company Options, which shall be treated as provided for in Section 1.6(c) below) issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement and the Escrow Agreement, will be cancelled and extinguished and will be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, such number of shares of Parent Common Stock as is equal to the quotient obtained by dividing (i) the number of shares of Parent Common Stock comprising the Total Consideration by (ii) the Total Outstanding Shares (the “Conversion Ratio”). Notwithstanding anything set forth in this Section 1.6, any Dissenting Shares (as defined in Section 1.7(a) hereof) will be treated as set forth in Section 1.7 hereof.

(c)                                  Assumption of Company Options.

(i)                                     At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Options, the Plan and each Company Option (whether vested or unvested) that is outstanding immediately prior to the Effective Time shall be assumed by Parent and each Company Option shall become an option to acquire shares of Parent Common Stock, on the same terms and conditions as were applicable under the Company Option immediately prior to the Effective Time, except (i) that such assumed Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number of shares of Parent Common Stock) obtained by multiplying the number of shares of Company Common Stock issuable upon the exercise of such Company Option immediately prior to the Effective Time by the Conversion Ratio, (ii) that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Options shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing the exercise price per share of the Company Common Stock for which the Company Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, and (iii) that the vesting provisions applicable to such Company Option shall be as provided in the applicable Option Amendment Agreement.

(ii)                                  In furtherance of the foregoing, the Company shall have taken such actions prior to or as of the Effective Time as are reasonable and appropriate to effect the provisions of this Section 1.6(c), including, without limitation, (A) taking such actions as may be required to confirm that Parent’s Board of Directors shall, effective as of the Effective Time, become the administrator of the Plan with respect to the assumed Company Options, and (B) furnishing to holders of Company Options a description of the treatment of such options in connection with the Merger.

(iii)                               Following the Effective Time, Parent will be able to grant stock awards, to the extent permissible by applicable law and Nasdaq regulations, under the terms of the Plan or the terms of another plan adopted by Parent to issue the reserved but unissued shares of Company Common Stock under such Plan and the shares that would otherwise return to such Plan pursuant to the cancellation, termination or expiration of awards granted thereunder or upon the repurchase of shares previously acquired with respect to awards granted thereunder, except that (A) stock covered by such awards will be shares of Parent Common Stock and (B) all references to a number of shares of Company Common Stock will be (x) changed to reference

Parent Common Stock and (y) converted to a number of shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.

(iv)                              Within forty-five (45) days after the Closing, Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Company Options resulting from the assumption of Company Options in accordance with this Section 1.6(c), but only to the extent that such shares of Parent Common Stock are eligible to be registered on such Registration Statement on Form S-8.

(d)                                 Escrow Fund. Prior to or simultaneously with the Closing, the Stockholder Representative and Parent shall enter into an escrow agreement substantially in the form of Exhibit G hereto (the “Escrow Agreement”) with the Escrow Agent. Pursuant to the terms of the Escrow Agreement, Parent shall deposit one or more certificates in the name of the Escrow Agent representing the Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”). Any Escrow Shares, together with any property or other interests payable or distributable in respect thereof, in the Escrow Account are referred to herein as the “Escrow Fund”. In connection with such deposit of the Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of Company Capital Stock will be deemed to have received and deposited with the Escrow Agent each such Stockholder’s Pro Rata Portion of the Escrow Fund, without any act of the Stockholders. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses for which they are entitled to recovery under Article IX hereof. Distributions of any Escrow Shares from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares in escrow and the appointment of the Stockholders’ Representative.

(e)                                  Fractional Shares. No fraction of a share of Parent Common Stock shall be issued, but in lieu thereof each holder of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder, it being the intention of the parties that no holder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock) shall receive from Parent an amount of cash (rounded to the nearest cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the closing price of Parent Common Stock on the Nasdaq Stock Market on the date of the Effective Time.

(f)                                    Withholding Taxes. The Company, and on its behalf Parent and the Surviving Corporation, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under any provision of federal, local or foreign tax law or under any applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g)                                 Capital Stock of Sub. Each share of Common Stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

1.7                                 Dissenting Shares.

(a)                                  Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not effectively withdrawn or lost such holder’s appraisal rights under Delaware Law (the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Delaware Law.

(b)                                 Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of the Escrow Agreement, upon surrender of the certificate representing such shares.

(c)                                  The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Stockholder with respect to such demands shall be submitted to Parent in advance and shall not be presented to any Stockholder prior to the Company receiving Parent’s consent. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable (with the value of such consideration being deemed to be equal to such number of shares of Parent Common Stock that otherwise would have been payable in respect of such Dissenting Shares multiplied by the Trailing Average Price) in respect of such shares in accordance with this Agreement or (ii) incurs any Losses, (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares (excluding payments for such shares) ((i) and (ii) together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article IX hereof the amount of such Dissenting Share Payments without regard to the Deductible Amount.

1.8                                 Surrender of Certificates.

(a)                                  Exchange Procedures. From and after the Effective Time, Parent shall act as exchange agent in effecting the exchange of the applicable shares of Parent Common

Stock for certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (“Company Stock Certificates”) and which were converted into the right to receive the applicable shares of Total Consideration pursuant to Section 1.6(b). As promptly as practicable after the Effective Time, Parent shall mail to each record holder of Company Stock Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company and instructions for use in surrendering such Company Stock Certificates and receiving the applicable shares of Total Consideration pursuant to Section 1.6(b). Upon the surrender of each Company Stock Certificate for cancellation to Parent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent (including without limitation the execution and delivery of (x) the Employee Stock Restriction Agreements by each such record holder of Company Stock Certificates who on the date of this Agreement is an employee of, or consultant to, the Company, and (y) the Non-Employee Stock Restriction Agreements by each such record holder of Company Stock Certificates who on the date of this Agreement is not an employee of, or consultant to, the Company);

(i)                                     Parent shall cause to be issued to the holder of such Company Stock Certificate in exchange therefor a separate stock certificate representing the shares of Total Consideration to which such holder is entitled pursuant to Section 1.6(b) (less the Escrow Shares attributable to the Pro Rata Portion of such holder in the Escrow Fund pursuant to Section 1.6(d)); and

(ii)                                  the Company Stock Certificates so surrendered shall forthwith be cancelled.

(b)                                 Until surrendered as contemplated by this Article I, each Company Stock Certificate shall, subject to appraisal rights under Delaware Law and Section 1.7, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable shares of Total Consideration with respect to the shares of Company Capital Stock formerly represented thereby to which such holder is entitled pursuant to Section 1.6(b).

(c)                                  Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9                                 Legend. Except as contemplated pursuant to Article VII hereof, Parent Common Stock issued to holders of Company Capital Stock pursuant to Section 1.6(b) shall not be registered for issuance under the Securities Act, and shall bear a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS THE ISSUER RECEIVES AT ITS REQUEST AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT

FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

1.10                           No Further Ownership Rights in Company Capital Stock. The consideration paid in respect of the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.11                           Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount of Parent Common Stock, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.12                           Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE PRINCIPAL STOCKHOLDERS

The Company and, severally and not jointly, each of the Principal Stockholders hereby represent and warrant to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section, subsection, paragraph and subparagraph numbers) supplied by the Company and the Principal Stockholders to Parent (the “Disclosure Schedule”) and dated as of the date hereof, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

2.1                                 Organization of the Company.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of its certificate of incorporation, as amended to date (the “Certificate of Incorporation”) and bylaws, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents.

(b)                                 Section 2.1(b) of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

(c)                                  Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Employees or facilities or otherwise conducts its business.

2.2                                 Company Capital Structure.

(a)                                  The authorized capital stock of the Company consists of 7,000,000 shares of Company Common Stock, of which 768,810 shares are issued and outstanding, and 4,570,986 shares of Company Preferred Stock, all of which are issued and outstanding. The Company Preferred Stock is convertible on a one-share for one-share basis into Company Common Stock. As of the date hereof, the capitalization of the Company is as set forth in Section 2.2(a) of the Disclosure Schedule. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Disclosure Schedule which further sets forth for each such person the number of shares held, class and/or series of such shares and the number of the applicable stock certificates representing such shares. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in accordance with any right of first refusal or similar right or limitation known to the Company. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Other than as set forth in this Section 2.2(a) and in Section 2.2(a) of the Disclosure Schedule, the Company has no capital stock authorized, issued or outstanding.

(b)                                 Section 2.2(b) of the Disclosure Schedule sets forth for all holders of Company Unvested Common Stock, the name of the holder of such Company Unvested Common Stock, the repurchase price of such Company Unvested Common Stock, the date of purchase of such Company Unvested Common Stock and the vesting schedule for such

Company Unvested Common Stock, including the extent vested to date, whether the vesting of such Company Unvested Common Stock is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events and whether, to the Knowledge of the Company, the holder has made a timely election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Company Unvested Common Stock.

(c)                                  Except for the Plan, neither the Company nor any of its Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any person. The Company has reserved 1,033,434 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company and its Subsidiaries upon the issuance of stock or the exercise of options granted under the Plan, of which (i) 539,750 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) 245,000 shares have been issued upon the exercise of options or purchase of restricted stock granted under the Plan and remain outstanding as of the date hereof and (iii) 248,684 shares remain available for future grant. Section 2.2(c) of the Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name of the holder of such option or warrant, the type of entity of such holder, and any ultimate parent entity of such holder, if not an individual, the domicile address of such holder, the number of shares of Company Capital Stock issuable upon the exercise of such option or warrant, the exercise price of such option or warrant, the date of grant of such option or warrant, the vesting schedule for such option or warrant, including the extent vested to date and whether the vesting of such option or warrant is subject to acceleration as a result of the transactions contemplated by this Agreement or any other events, and whether such option is a nonstatutory option or intended to qualify as an incentive stock option as defined in Section 422 of the Code and whether such option is subject to Section 409A of the Code. The Plan has been duly authorized by all necessary corporate action on the part of the Company, including without limitation the approval of its directors and stockholders. True and complete copies of all agreements and instruments relating to or issued under the Plan have been provided to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent, other than the Option Amendment Agreements contemplated herein.

(d)                                 As of the date hereof, no shares of Company Common Stock are issuable upon the exercise of outstanding Company Options that have not been issued under the Plan. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries. There are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer

(including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(e)                                  The information contained in the Spreadsheet shall be complete and correct as of the Closing Date.

(f)                                    Except as set forth on Section 2.2(f) of the Disclosure Schedule, each Stockholder is an “accredited investor,” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Each Stockholder that is not an “accredited investor” has knowledge and experience in financial or business matters such that he or she is capable of evaluating the merits and risks of the investment in the shares of Parent Common Stock to be made hereunder.

2.3                                 Subsidiaries. Section 2.3(a) of the Disclosure Schedule lists each entity directly or indirectly controlled by the Company or in which the Company owns any shares of capital stock or any interest. Section 2.3(b) of the Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, assets (including intangible assets), prospects, condition (financial or otherwise), operations or capitalization of such Subsidiary. A true and correct copy of each Subsidiary’s charter documents and bylaws, each as amended to date and in full force and effect on the date hereof, has been delivered to Parent. Section 2.3(c) of the Disclosure Schedule lists the directors and officers of each Subsidiary as of the date of this Agreement. The operations now being conducted by each Subsidiary are not now and have never been conducted under any other name. All of the outstanding shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the certificate of incorporation or bylaws of such Subsidiary, or any agreement to which such Subsidiary is a party or by which it is bound, and have been issued in compliance with federal and state securities laws and, if applicable, the laws of the foreign jurisdiction under which such Subsidiary is organized. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which each Subsidiary is a party or by which it is bound obligating the Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of each Subsidiary or obligating each Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement.

There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any of the Subsidiaries. Neither the Company nor any Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

2.4                                 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to obtaining the approval of this Agreement by the Stockholders. The vote required to approve this Agreement by the Stockholders is set forth in Section 2.4 of the Disclosure Schedule. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms.

2.5                                 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any mortgage, indenture, lease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible). Section 2.5 of the Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6                                 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company, any of its Subsidiaries or the Principal Stockholders in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company, any of its Subsidiaries or a Principal Stockholder is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

2.7                                 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth (i) the Company’s unaudited balance sheet as of January 31, 2006 (the “Company Balance Sheet”), and the related statements of income for the nine (9) month period beginning on May 1, 2005 and ending January 31, 2006 (collectively, the “Company Financials”), and (ii) each Subsidiary’s unaudited balance sheet as of January 31, 2006 (collectively, the “Subsidiary Balance Sheets”), and the related unaudited statements of income for the nine (9) month period beginning on May 1, 2005 and ending January 31, 2006 (collectively, the “Subsidiary Financials”). The Company Financials and the Subsidiary Financials (collectively, the “Financials”) are true and correct in all material respects and have been prepared on a consistent basis throughout the periods indicated and consistent with each other. The Financials present fairly the Company’s and each of its Subsidiary’s financial condition and operating results as of the dates and for the periods indicated therein. The Company Balance Sheet and the Subsidiary Balance Sheets are collectively referred to hereinafter as the “Current Balance Sheets.”

2.8                                 Intentionally Omitted.

2.9                                 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except for those which (i) have been reflected in the Current Balance Sheets, (ii) have arisen in the ordinary course of business consistent with past practices since the date of the Current Balance Sheets and prior to the date hereof or (iii) have arisen since the date hereof and do not arise from a violation of Section 5.1 hereof.

2.10                           No Changes. Since January 31, 2006, except as expressly permitted under, required or specifically consented to by Parent pursuant to Section 5.1 hereof, there has not been, occurred or arisen any:

(a)                                  transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b)                                 modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(c)                                  payment, discharge, waiver or satisfaction, in any amount in excess of $50,000 in any one case, or $100,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheets;

(d)                                 destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(e)                                  employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(f)                                    adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(g)                                 adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(h)                                 revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(i)                                     declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock of any Subsidiary, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except in accordance with the agreements evidencing Company Options or Company Unvested Shares;

(j)                                     increase in or other change to the salary or other compensation payable or to become payable by the Company or any of its Subsidiaries to any of their respective officers, directors or employees, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(k)                                  sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries,

including the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties, except in the ordinary course of business as conducted on that date and consistent with past practices;

(l)                                     loan by the Company or any of its Subsidiaries to any Person, or purchase by the Company or any of its Subsidiaries of any debt securities of any Person or amendment to the terms of any outstanding loan agreement;

(m)                               incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(n)                                 waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(o)                                 commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company or the Principal Stockholders, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets, or any reasonable basis for any of the foregoing;

(p)                                 notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other person’s Intellectual Property;

(q)                                 event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

(r)                                    acquisition by the Company or any Subsidiary or agreement by the Company or any Subsidiary to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company or its Subsidiaries;

(s)                                  grant by the Company or any Subsidiary of any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements disclosed in the Disclosure Schedule; or

(t)                                    agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (s) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

2.11                           Accounts Receivable.

(a)                                  The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of January 31, 2006, together with an aging schedule indicating a range of days elapsed since invoice.

(b)                                 All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheets or, for receivables arising subsequent to January 31, 2006, as reflected on the books and records of the Company. No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.12                           Tax Matters.

(a)                                  Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, stamp, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)                                 Tax Returns and Audits.

(i)                                     The Company and each of its Subsidiaries have (a) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law and (b) timely paid all Taxes it is required to pay, whether or not shown as due on such Returns.

(ii)                                  The Company and each of its Subsidiaries have withheld with respect to their respective Employees and other third parties, all federal, state and foreign income Taxes and social security charges and similar fees, Federal Insurance Contribution Act, Federal

Unemployment Tax Act and other Taxes required to be withheld, and have timely paid such Taxes withheld over to the appropriate authorities.

(iii)                               There is no Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries have any outstanding waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)                              No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v)                                 Neither the Company nor any of its Subsidiaries has any material liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheets, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since January 31, 2006 other than in the ordinary course of business.

(vi)                              The Company has made available to Parent or its legal counsel, copies of all Returns for the Company and its Subsidiaries filed for all periods since its inception.

(vii)                           There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. Neither the Company, any of its Subsidiaries nor any Principal Stockholder has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes, other than Taxes not yet due and payable, which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii)                        None of the Company’s or any of its Subsidiaries’ assets is treated as “tax-exempt use property,” within the meaning of Section 168(h) of the Code.

(ix)                                Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(2) of the Code) owned by the Company or any of its Subsidiaries.

(x)                                   Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, (c) any liability for the Taxes of any person (other than Company or any of its subsidiaries), under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(xi)                                The Company’s and each of its Subsidiaries’ tax basis in their respective assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s and its Subsidiaries’ Tax books and records.

(xii)                             Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii)                          No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company or any Principal Stockholder, informally by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(xiv)                         Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xv)                            None of the Company or any of its Subsidiaries has engaged in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xvi)                         The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose (including any double taxation arrangement). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income Tax is satisfied through withholding. The Company is not liable for any Tax as the agent of any other person or business and does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(xvii)                      The Company will not be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any change in method of accounting under Section 481(c) of the Code, closing agreement under Section 7121 of the Code, deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in each case, under any similar provision of applicable law.

(c)                                  Executive Compensation Tax. Other than as set forth in Section 2.12(c) of the Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 2.12(c) of the Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof. All “non-qualified deferred compensation plans” of the Company or any of its Subsidiaries (within the meaning of Section 409A of the Code and the regulations promulgated thereunder) meet the requirements of Section 409A(a)(2)(3)(4).

2.13                           Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.14                           Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a)                                  Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.14(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b)                                 The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.14(a) of the Disclosure Schedule. All such Lease Agreements are appropriately stamped in accordance with applicable laws, registered with the appropriate Governmental Entity, valid, effective and enforceable in accordance with their respective terms, and there is not, under or with respect to any of such Lease Agreements, any existing default, any lease rentals that are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). Neither the

Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business except as set forth in Section 2.14(a) of the Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.14(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements. All security deposits paid by the Company or any of its Subsidiaries with respect to the Lease Agreements will be returned to the Company or any such Subsidiary in full upon termination of such Lease Agreements in accordance with the terms thereof.

(c)                                  The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d)                                 The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheets, (ii) Liens for Taxes not yet due and payable and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby or cause a material adverse effect on the ability of the Company or any Subsidiaries to enjoy the use of the Leased Real Property.

(e)                                  Section 2.14(e) of the Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f)                                    The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

2.15                           Intellectual Property.

(a)                                  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiaries and all such Company Intellectual Property are identified in Section 2.15(a) of the Disclosure Schedule.

“Registered Intellectual Property” shall mean Intellectual Property and Intellectual Property Rights that have been registered, filed, certified or otherwise perfected or recorded with or by any state, government or other public or quasi-public legal authority.

(b)                                 Section 2.15(b)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiaries (the “Company Registered Intellectual Property”) and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. Section 2.15(b)(2) of the Disclosure Schedule lists all products, technologies and services (including products, technologies and services currently under development) owned, exclusively licensed or offered by the Company or its Subsidiaries.

(c)                                  Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. There are no actions that must be taken by the Company or any of its Subsidiaries within 60 days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property. For each product, technology or service of the Company or any of its Subsidiaries that constitutes or includes Intellectual Property, the Company and each of its Subsidiaries have taken appropriate measures to make all such Intellectual Property Registered Intellectual Property. In each case in which the Company or any of its Subsidiaries has acquired any Intellectual Property Rights from any Person (including without limitation pursuant to the Stock Purchase Agreement dated as of May 23, 2005 by and among the Company, Ind-Telesoft, INDTS, Inc. and the stockholders party thereto and the Software Consulting Agreement dated as of August 28, 2002 by and between Openera-Texas and Ind-Telesoft), the Company or such Subsidiary, as the case may be, has obtained a valid and enforceable assignment sufficient to forever irrevocably transfer all worldwide rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company or such Subsidiary, as the case may be, on a royalty-free basis. With respect to each such assignment, the Company and each Subsidiary has either exercised the rights assigned to it within one (1) year following the date of such assignment or the assignor has waived any of its rights to raise any objections or claims with respect to the exercise of such assignment. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company or such Subsidiary, as the case may be, has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d)                                 All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and/or Parent without restriction and without payment of any kind to any third party.

(e)                                  Each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule, and all Intellectual Property licensed to the Company or its Subsidiaries, is free and clear of any Liens other than those set forth in Section 2.15(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.

(f)                                    To the extent that any Intellectual Property has been developed or created independently or jointly by any person other than the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries has, directly or indirectly, provided consideration for such development or creation, the Company or such Subsidiary, as the case may be, has a written agreement with such person with respect thereto, and the Company or such Subsidiary, as the case may be, thereby has obtained ownership of, and is, and will continue to be, the exclusive owner of, all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable rights, including all author or moral rights.

(g)                                 Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other person or (ii) permitted the Company’s or any of its Subsidiaries’ rights in such Company Intellectual Property to enter into the public domain.

(h)                                 Except as set forth in Section 2.15(h)(i) of the Disclosure Schedule, all Intellectual Property used in or necessary to the conduct of Company’s or any of its Subsidiaries’ business as presently conducted or currently contemplated to be conducted by the Company or any of its Subsidiaries, including without limitation all Intellectual Property relating to the products, technologies and services (including products, technologies and services currently under development) owned, exclusively licensed or offered by the Company or its Subsidiaries listed in Section 2.15(b)(2) of the Disclosure Schedule, was written and created solely by either (i) employees of the Company or its Subsidiaries acting within the scope of their employment who have validly and forever irrevocably assigned all of their worldwide rights, including all Intellectual Property Rights therein, to the Company or its Subsidiaries or (ii) by third parties who have validly and forever irrevocably assigned all of their worldwide rights, including all Intellectual Property Rights therein, to the Company or its Subsidiaries, and no third party owns or has any rights to any of the Company Intellectual Property.

(i)                                     Other than (i) the public or open source technology listed in Section 2.15(u) of the Disclosure Schedule and (ii) the licenses set forth in Section 2.15(i) of the Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the business of the Company and its Subsidiaries as it currently is conducted or planned to be conducted, including the design, development, manufacture, use, import and sale of any product, technology or service (including products, technology or services currently under development).

(j)                                     Other than (i) the public or open source technology listed in Section 2.15(u) of the Disclosure Schedule and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s or any of its Subsidiaries’ products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s or any of its Subsidiaries’ standard form(s) of end-user license including attachments (which is or are included in Section 2.15(j) of the Disclosure Schedule), Section 2.15(j) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company or any of its Subsidiaries is a party with respect to any Intellectual Property and Intellectual Property Rights.

(k)                                  No third party that has licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries has ownership rights or license rights to improvements or derivative works made by the Company or any of its Subsidiaries in such Intellectual Property that has been licensed to the Company or any of its Subsidiaries.

(l)                                     Other than (i) the public or open source technology listed in Section 2.15(u) of the Disclosure Schedule and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s or any of its Subsidiaries’ products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included in Section 2.15(l) of the Disclosure Schedule), Section 2.15(l) of the Disclosure Schedule lists all contracts, licenses and agreements between the Company or any of its Subsidiaries and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company, any of its Subsidiaries or such other Person of the Intellectual Property Rights of any Person other than the Company or any of its Subsidiaries.

(m)                               There are no contracts, licenses or agreements between the Company or any of its Subsidiaries and any other Person with respect to Company Intellectual Property or other Intellectual Property used in and/or necessary to the conduct of the business as it is currently conducted or planned to be conducted under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any of its Subsidiaries thereunder.

(n)                                 The operation of the business of the Company and its Subsidiaries as it is currently conducted, or is contemplated to be conducted, by the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any product, technology or service (including products, technology or services currently under development) of the Company does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and neither the Company nor any of its Subsidiaries has received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development) or Intellectual Property of the Company or any of its Subsidiaries infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company or any of the Principal Stockholders have Knowledge of any basis therefor).

(o)                                 Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any contracts or agreements to which the Company or any of its Subsidiaries is a party, will result in: (i) Parent or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent or the Surviving Corporation, being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to either third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(p)                                 To the Knowledge of the Company or the Principal Stockholders, no Person is infringing or misappropriating any Company Intellectual Property.

(q)                                 Each of the Company and its Subsidiaries has taken reasonable steps to protect the Company’s Intellectual Property Rights and its rights in confidential information and trade secrets of the Company and any of its Subsidiaries or provided by any other Person to the Company or any of its Subsidiaries. Without limiting the foregoing, (i) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard form for employees (a copy of which is attached as Schedule 2.15(q)(i) hereto (the “Proprietary Information Agreement”)), (ii) each of the Company and its Subsidiaries has, and enforces, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(q)(ii) hereto (the “Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of the Company or any Subsidiary have executed a Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate.

(r)                                    Ind-Telesoft has taken reasonable steps to protect its Intellectual Property Rights and its rights in confidential information and trade secrets of Ind-Telesoft or provided by any other Person to Ind-Telesoft. Without limiting the foregoing, (i) Ind-Telesoft has, and enforces, a policy requiring each current and former employee to execute proprietary information, confidentiality and assignment agreements substantially in its standard form for employees (a copy of which is attached as Schedule 2.15(r)(i) hereto (the “Ind-Telesoft Proprietary Information Agreement”)), (ii) Ind-Telesoft has, and enforces, a policy requiring each current and former consultant or contractor to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the Company’s standard form for consultants or contractors (a copy of which is attached as Schedule 2.15(r)(ii) hereto (the “Ind-Telesoft Consultant Proprietary Information Agreement”)) and (iii) all current and former employees, consultants and contractors of Ind-Telesoft have executed an Ind-Telesoft Proprietary Information Agreement or an Ind-Telesoft Consultant Proprietary Information Agreement, as appropriate.

(s)                                  No Company Intellectual Property, Intellectual Property Rights or service of the Company or any of its Subsidiaries is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or may affect the validity, use or enforceability of such Company Intellectual Property.

(t)                                    To the Knowledge of the Company or the Principal Stockholders, no (i) product, technology, service or publication of the Company or any of its Subsidiaries, (ii) material published or distributed by the Company or any of its Subsidiaries or (iii) conduct or statement of the Company or any of its Subsidiaries constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any law or regulation.

(u)                                 (i)                                     (a) No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and (b) no Governmental Entity,

university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(ii)                                  To the Knowledge of the Company or the Principal Stockholders, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(v)                                 Section 2.15(v) of the Disclosure Schedule sets forth all Intellectual Property of the Company or any of its Subsidiaries, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license, that was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, used by the Company or any of its Subsidiaries in its business, or incorporated in or used in the development or compilation of any products or technology of the Company or any of its Subsidiaries.

(w)                               Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

(x)                                   Without limiting any of the foregoing, except as set forth on Section 2.15(x) of the Disclosure Schedule, none of the Intellectual Property developed under (i) the Master Agreement dated as of April 30, 2002, as amended, by and between Ind-Telesoft and Lucent Technologies Network Systems UK Limited (“Lucent”), or (ii) the OEM Reseller Agreement dated as of July 21, 2003, as amended, by and between Ind-Telesoft and Marconi Telecomunnications Limited, is related in any way to the IMS Client software or to any other product listed in Section 2.15(b)(ii) of the Disclosure Schedule. Each of (x) the Master Agreement dated as of December 23, 2004, as amended, by and between Openera-Texas and Lucent and (y) the Master License Agreement dated as of December 24, 2004, as amended, by and between Openera-Texas and Lucent was originally executed and delivered by Lucent and Openera-Texas, and not by Ind-Telesoft.

2.16                           Agreements, Contracts and Commitments. Except as set forth in Section 2.16 of the Disclosure Schedule (specifying the appropriate paragraph):

(a)                                  neither the Company nor any of its Subsidiaries is a party to, nor is it bound by:

(i)                                     any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)                                  any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)                               any fidelity or surety bond or completion bond;

(iv)                              any lease of personal property having a value in excess of $10,000 individually or $50,000 in the aggregate;

(v)                                 any agreement of indemnification or guaranty;

(vi)                              any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $100,000 in the aggregate;

(vii)                           any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii)                        any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(ix)                                any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $50,000 in the aggregate;

(x)                                   any construction contracts;

(xi)                                any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement (including without limitation any statement of work, special project request, purchase order, annex or amendment to any such agreement);

(xii)                             any agreement, contract or commitment to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xiii)                          any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries; or

(xiv)                         any other agreement, contract or commitment that involves $10,000 individually or $50,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b)                                 Each Contract to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company or its Subsidiaries, as the case may be, enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to the Company or the applicable Subsidiary and, to the Knowledge of the Company and the Principal Stockholders, any other party thereto. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Company or the Principal Stockholders is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does the Company or any Principal Stockholder have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company, its Subsidiaries or any such other party. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent.

(c)                                  The Company and each of its Subsidiaries have fulfilled all material obligations required pursuant to each Contract to have been performed by the Company prior to the date hereof, and to the Knowledge of the Company, without giving effect to the Merger, the Company will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d)                                 All outstanding indebtedness of the Company or its Subsidiaries may be prepaid without penalty.

2.17                           Interested Party Transactions. No officer, director, Principal Stockholder or other stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.17. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

2.18                           Governmental Authorization. Each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company by itself or through Openera-India has obtained all Company Authorizations required under the Software Technology Parks Scheme of India in order to achieve the status of a Software Technology Park unit for such Subsidiary and all Company Authorizations under the Software Technology Park Scheme of India are in full force and effect and no event of default (or event which with notice or lapse of time, or both, would constitute a default) has occurred with respect to such Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.

2.19                           Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company or any of the Principal Stockholders, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company or the Principal Stockholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company or any of the Principal Stockholders, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company or any of the Principal Stockholders is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Company or any of the Principal Stockholders, threatened, against any Person who has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there, to the Knowledge of the Company or any of the Principal Stockholders, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.20                           Minute Books. The minutes of the Company and each of its Subsidiaries delivered to counsel for Parent contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each of its Subsidiaries, as the case may be. At the Closing, the minute books of the Company and each of its Subsidiaries will be in the possession of the Company.

2.21                           Environmental Matters.

(a)                                  Hazardous Material. Neither the Company nor any of its Subsidiaries has: (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. No Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b)                                 Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law or in a manner that would result in liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c)                                  Permits. The Company and each of its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities, and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d)                                 Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company or the Principal Stockholders threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. Neither the Company nor any of the Principal Stockholders has any Knowledge of any fact or circumstance which could involve the Company or any of its Subsidiaries result in any environmental litigation or liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any environmental liability.

(e)                                  Reports and Records. The Company and each of its Subsidiaries have delivered to Parent all records in the Company’s or each such Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.22                           Brokers’ and Finders’ Fees; Third Party Expenses. Except as set forth in Section 2.22 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor will Parent or the Surviving Corporation incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company. Section 2.22 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees.

2.23                           Employee Benefit Plans and Compensation.

(a)                                  Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant or director of the Company, any of its Subsidiaries or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b)                                 Schedule. Section 2.23(b)(1) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan, each Employee Agreement under each Company Employee Plan, and each Employee Agreement. Neither Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.23(b)(2) of the Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.23(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any reason, other than in accordance with the employment arrangements provided for in this Agreement. Section 2.23(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries.

(c)                                  Documents. The Company and each of its Subsidiaries has provided to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries, (vii) all correspondence to or from any governmental agency relating to any Company Employee

Plan, (viii) all COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11 K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA Privacy Notices and all Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d)                                 Employee Plan Compliance. The Company and each of its Subsidiaries has performed all obligations required to be performed by them under, is not in default or violation of, and the Company and each of its Subsidiaries has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company or the Principal Stockholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company or the Principal Stockholders or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e)                                  No Pension Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code.

(f)                                    No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g)                                 Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)                                 No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i)                                     COBRA; FMLA; HIPAA. The Company, each of its Subsidiaries and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. To the extent required under HIPAA and the regulations issued thereunder, Company and each of its Subsidiaries has, prior to the Effective Time, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j)                                     Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by the Company or any Subsidiary or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(k)                                  Employment Matters. The Company and each of its Subsidiaries is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or threatened or reasonably anticipated claims or actions against Company, any of its

Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. The services provided by each of the Company’s, each Subsidiary’s and their ERISA Affiliates’ Employees is terminable at the will of the Company and its ERISA Affiliates and any such termination would result in no liability to the Company or any ERISA Affiliate. Section 2.23(k) of the Disclosure Schedule lists all liabilities of the Company to any Employee, that result from the termination by the Company, Parent or any of its Subsidiaries of such Employee’s employment, a change of control of the Company, or a combination thereof. To the Knowledge of the Company, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(l)                                     Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, or the Principal Stockholders, threatened, or reasonably anticipated. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

(m)                               No Interference or Conflict. To the Knowledge of the Company and the Principal Stockholders, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company and the Principal Stockholders, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(n)                                 International Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.24                           Insurance. Section 2.24 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company, any of its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since two years prior and remain in full force and effect. Neither the Company nor the Principal Stockholders has any Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.25                           Compliance with Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation, including any applicable licenses and permits for the export of the Company products.

2.26                           Export Control Laws. The Company and each of its Subsidiaries has at all times conducted its export transactions in accordance with (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business.

2.27                           Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, employees or other Person associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.28                           Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.15(l) of the Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

2.29                           Customers and Suppliers.

(a)                                  Section 2.29(a) of the Disclosure Schedule lists the ten (10) largest customers of the Company and its Subsidiaries, including for each such customer the amount of revenues collected or accrued for the 12-month period ending on December 31, 2005.

(b)                                 Section 2.29(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries, including for each such supplier the cost of goods or services purchased for the 12-month period ending on December 31, 2005.

(c)                                  Except as disclosed in Section 2.29(c) of the Disclosure Schedule, no such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since the beginning of such 12-month period, (ii) to the Knowledge of the Company and the Principal Stockholders, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Company and the Principal Stockholders, been threatened with bankruptcy or insolvency.

2.30                           Complete Copies of Materials. The Company has delivered true and complete copies of each document (or summaries of same) that has been requested by Parent or its counsel, including all Material Contracts and other documents listed on the Disclosure Schedule.

2.31                           Representations Complete. None of the representations or warranties made by the Company or the Principal Stockholders (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company or the Principal Stockholders pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or, to the Knowledge of the Company or the Principal Stockholders, omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.32                           Information Statement. The information furnished on or in any document mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made not misleading.

2.33                           Reorganization. Neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS

Each of the Principal Stockholders, severally but not jointly, hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the

Disclosure Schedule, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1                                 Ownership of Company Capital Stock. Each Principal Stockholder (other than Jawad Ayaz and Vinod Chandran) is the sole record and beneficial owner of the Company Capital Stock designated as being owned by such Principal Stockholder opposite such Principal Stockholder’s name in Section 2.2(a) of the Disclosure Schedule, except as otherwise noted in Section 2.2(a) of the Disclosure Schedule. Such Company Capital Stock is not subject to any Liens or to any rights of first refusal of any kind, and such Principal Stockholder has not granted any rights to purchase such Company Capital Stock to any other Person. Each Principal Stockholder (other than Jawad Ayaz and Vinod Chandran) has the sole right to transfer such Company Capital Stock to Parent. Such Company Capital Stock constitutes all of the Company Capital Stock owned, beneficially or of record, by such Principal Stockholder, and such Principal Stockholder has no options, warrants or other rights to acquire Company Capital Stock. Upon the Effective Time, in exchange for the consideration paid pursuant to Section 1.8 hereof, Parent will receive good title to such Company Capital Stock, subject to no Liens retained, granted or permitted by such Principal Stockholder or the Company.

3.2                                 Absence of Claims by the Principal Stockholders. Each Principal Stockholder does not have any claim against the Company or any of its Subsidiaries whether present or future, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law.

3.3                                 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of any of the Principal Stockholders, threatened, against any Principal Stockholder, nor to the Knowledge of the Company or the Principal Stockholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of any of the Principal Stockholders, threatened, against any Principal Stockholder by or before any Governmental Entity, nor to the Knowledge of any of the Principal Stockholders is there any reasonable basis therefor. There is no action, suit, claim or proceeding pending or, to the Knowledge of any of the Principal Stockholders, threatened, against any Principal Stockholder with respect to which such Principal Stockholder has a contractual right or a right pursuant to Delaware Law to indemnification from the Company related to facts and circumstances existing prior to the Effective Time, nor are there any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

3.4                                 Authority. Each Principal Stockholder that is in an entity has all requisite power and authority and each Principal Stockholder that is an individual has capacity to enter into this Agreement and any of the Related Agreements to which it or he, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any of the Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such Principal Stockholder and no further action is required on the part of such Principal Stockholder to authorize the Agreement and any of the Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which such Principal Stockholder is a party has been duly executed and delivered to such Principal Stockholder, and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of such Principal Stockholder, enforceable against each such party in accordance with their respective terms.

3.5                                 No Conflict. The execution and delivery by each Principal Stockholder of this Agreement and any of the Related Agreements to which such Principal Stockholder is a party and the consummation of the transactions contemplated hereby and thereby will not, Conflict with (i) any provision of the charter documents of such Principal Stockholder if such Principal Stockholder is an entity, (ii) any material Contract to which such Principal Stockholder or any of its properties or assets is subject or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Principal Stockholder or its properties or assets.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby represents and warrants to the Company that on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

4.1                                 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2                                 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Sub of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms.

4.3                                 Capitalization. The authorized capital stock of the Parent consists of 125,000,000 shares of Parent Common Stock, of which 47,964,984 shares are issued and outstanding as of August 5, 2005, and 3,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding as of the date hereof. All outstanding shares of Parent’s capital stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights. The rights and privileges of each class of the Parent’s capital stock are as set forth in the Parent’s certificate of incorporation, as amended, and Delaware Law. The shares of Parent Common Stock to be delivered to the holders of Company Capital Stock will be validly issued, fully paid and non-assessable.

4.4                                 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a material adverse effect on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or capitalization of Parent and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

4.5                                 SEC Filings. Parent has made available to the Company true and complete copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2005, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held since June 1, 2004, (iv) all other reports or registration statements filed by Parent with the SEC since June 1, 2004, and (v) all amendments, supplements and exhibits (including, without duplication, exhibits incorporated by reference) to all such reports and registration statements (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1                                 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees and each Principal Stockholder agrees to cause the Company to conduct the business of Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of the Company and its Subsidiaries when due (subject to Parent’s review and consent to the filing of any Tax Return, as set forth in Section 5.1(e) below), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and Employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company and the Principal Stockholders shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and except as expressly set forth in Section 5.1 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, from and after the date of this Agreement:

(a)                                  cause or permit any modifications, amendments or changes to the Charter Documents or the organizational documents of any Subsidiary;

(b)                                 undertake any expenditure, transaction or commitment exceeding $50,000 individually or $100,000 in the aggregate or any commitment or transaction of the type described in Section 2.12 hereof;

(c)                                  pay, discharge, waive or satisfy, in an amount in excess of $50,000 in any one case, or $100,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheets;

(d)                                 adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(e)                                  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any Return unless a copy of such Return has been delivered to Parent for review a reasonable time prior to filing and Parent has approved such Return;

(f)                                    revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g)                                 declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Subsidiary, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock or the capital stock of any Subsidiary (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Common Stock or the capital stock of any Subsidiary) except in accordance with the agreements evidencing Company Options or Company Unvested Common Stock;

(h)                                 increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(i)                                     sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company or any of its Subsidiaries, except properties or assets (whether tangible or intangible) which are not Intellectual Property and only in the ordinary course of business and consistent with past practices;

(j)                                     make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement;

(k)                                  incur any indebtedness, amend the terms of any outstanding loan agreement, guarantee any indebtedness of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l)                                     violate any terms of the Loan Documents;

(m)                               waive or release any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(n)                                 commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or any Subsidiary or relating to any of their businesses, properties or assets;

(o)                                 issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or the capital stock of any Subsidiary or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities;

(p)                                 (i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person, (ii) purchase or license any Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, (iii) enter into any agreement or modify or amend any existing agreement with respect to the development of any Intellectual Property with a third party or (iv) propose or consent to any change to pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of its Subsidiaries;

(q)                                 enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(r)                                    enter into or amend any Contract to sell any products of the Company;

(s)                                  enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(t)                                    terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Disclosure Schedule;

(u)                                 acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;

(v)                                 grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Disclosure Schedule;

(w)                               adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 5.1(w) of the Disclosure Schedule to meet the requirements of applicable law or as required by this Agreement;

(x)                                   enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(y)                                 take any action to accelerate the vesting schedule of any of the outstanding Company Options, Company Unvested Common Stock or Company Common Stock;

(z)                                   hire, offer to hire or terminate any Employees, or encourage or otherwise cause any Employees to resign from the Company or any of its Subsidiaries;

(aa)                            promote, demote, terminate or otherwise change the employment status or titles of any Employee;

(bb)                          alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company or any Subsidiary directly or indirectly holds any interest;

(cc)                            cancel, amend or renew any insurance policy; or

(dd)                          take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(cc) hereof, or any other action that would (i) prevent the Company or any of the Principal Stockholders from performing, or cause the Company or any of the Principal Stockholders not to perform, their respective covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

5.2                                 No Solicitation.

(a)                                  Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, neither the Company nor the Principal Stockholders shall (nor shall the Company or the Principal Stockholders permit, as applicable, any of their respective officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company and its Subsidiaries, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”); (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access; (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company and its Subsidiaries; or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business) or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above.  In the event that the Company, any Principal Stockholder, or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 10.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c) or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company or such Principal Stockholder, as applicable, shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

(b)                                 The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.2 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of Company shall be deemed to be a breach of this Agreement by Company.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                                 Access to Information.  The Company shall afford Parent and its accountants, counsel and other representatives reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including all Company Intellectual Property, (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Parent may reasonably request and (iii) all Employees of the Company and its Subsidiaries as identified by Parent.  The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request.  No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

6.2                                 Confidentiality.  Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 6.1 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Nondisclosure Agreement dated as of December 6, 2005 (the “Confidential Disclosure Agreement”), between the Company and Parent.  In this regard, the Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.  Accordingly, the Company and the Principal Stockholders acknowledge and agree not to engage in any discussions, correspondence or transactions in the Parent Common Stock in violation of applicable securities laws.

6.3                                 Public Disclosure.  Neither the Company, the Principal Stockholders nor any of their respective representatives shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of Parent. Parent shall not issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without first consulting the Company, except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market.

6.4                                 Reasonable Efforts.  Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Merger to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates or of the Company or its Subsidiaries, (y) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries or (z) the imposition of any impediment on Parent, its subsidiaries or affiliates or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”).  Nothing herein shall require Parent to litigate with any Governmental Entity.

6.5                                 Notification of Certain Matters.  From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, each party hereto shall promptly advise the other parties hereto in writing to the extent it has Knowledge of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement.  No disclosure by the Company or the Principal Stockholders pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.6                                 Additional Documents and Further Assurances.  Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

6.7                                 Stockholder Approval.

(a)                                  Immediately following the execution of this Agreement, the Company shall obtain and deliver Stockholder Written Consents setting forth the irrevocable approval of the Merger, this Agreement and the transactions contemplated hereby.

(b)                                 The Company shall promptly, but in no event later than two (2) Business Days after the date hereof:

(i)                                     deliver notice to its Stockholders of the approval by the Stockholders of the Merger, this Agreement and the transactions contemplated hereby, pursuant to and in accordance with the applicable provisions of Delaware Law and the Charter Documents (the “Stockholder Notice”);

(ii)                                  provide to each Stockholder whose consent was not obtained concurrent with the execution of this Agreement a copy of the Information Statement, and submit the Merger, this Agreement and the transactions contemplated hereby, including each of the matters set forth in Section 6.7(a) hereof, to all such remaining Stockholders for approval and adoption by written consent pursuant to the Stockholder Written Consent, as provided by Delaware Law and the Charter Documents; and

(iii)                               submit to the Stockholders for approval (in a manner satisfactory to Parent), by such number of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that Parent determines may separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent that (A) a Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite Stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Stockholder vote (the “280G Approval”) or (B) that the 280G Approval was not obtained and as a consequence, that such “parachute payments” shall not be made or provided, pursuant to the waivers of those payments and/or benefits which were executed by the affected individuals on the date of this Agreement.

(c)                                  Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement and if required pursuant to Section 6.7(b)(iii), any materials submitted to the Stockholders in connection with obtaining the 280G Approval (collectively, the “Soliciting Materials”), shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger and this Agreement, and the unanimous recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement and the transactions contemplated hereby and if required pursuant to Section 6.7(b)(iii), the 280G Approval.  Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion.  The Company will promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Parent will promptly advise the Company in writing if at any time prior to the Closing Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the information regarding Parent or Sub provided in writing by Parent or Sub to the Company for the express purpose of including in any documents mailed, delivered or otherwise furnished to Stockholders by the Company in connection with the solicitation of their consent to this Agreement and the Merger in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law.

(d)                                 The Board of Directors of the Company shall not alter, modify, change or revoke its unanimous approval of the Merger, this Agreement and the transactions contemplated hereby and if required pursuant to Section 6.7(b)(iii), the 280G Approval, and its unanimous recommendation to the Stockholders to vote in favor of the Merger, this Agreement and the transactions contemplated hereby and if required pursuant to Section 6.7(b)(iii), the 280G Approval (the “Board Recommendation”).

6.8                                 Merger Notification.  To the extent applicable, as soon as may be reasonably practicable, the Company and Parent (and any applicable Stockholder of the Company) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby.  Each of Parent and the Company shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 6.8 to comply in all material respects with applicable law.

6.9                                 New Employment Arrangements.

(a)                                  Parent shall offer certain Employees “at will” employment by Parent and/or the Surviving Corporation whether as a Continuing Employee or as a Transitional Employee, to be effective as of the Closing Date.  Such “at will” employment will (i) be set forth in employment documents (including without limitation a letter of appointment and employment agreement for all such Employees located in India) in form and substance acceptable to Parent (each, an “Employment Document”), (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks and the execution of Parent’s employee proprietary information agreement, governing employment conduct and performance, (iii) have terms, including the position and salary, which will be determined by Parent, and (iv) supersede any prior express or implied employment agreements, arrangement or offer letter in effect prior to the Closing Date.

(b)                                 Subsequent to the execution of this Agreement, the Company shall use commercially reasonable efforts to cause each Employee that becomes a Selected Employee to sign an Employment Document and to cause such Employment Document to remain in full force and effect through the Closing Date.

6.10                           New Employment Benefits.  Continuing Employees and Transitional Employees shall be eligible to receive benefits consistent with Parent’s applicable human resources policies.  Parent will or will cause the Surviving Corporation or appropriate subsidiary of Parent to give Continuing Employees and Transitional Employees credit under such policies for prior service at the Company for purposes of determining the level of benefits under Parent’s benefit plans, programs or policies up to a maximum of seven years of credit for prior service at the Company; provided that such credit does not result in duplication of benefits.  In furtherance of the foregoing, the Company shall cause each of the Company and each of its Subsidiaries to terminate all employment agreements and other arrangements with its employees and contractors effective as of the Closing Date.

6.11                           Terminating Employee Releases.  The Company shall terminate the employment of each Terminating Employee no later than immediately prior to the Closing Date.  The Company shall use commercially reasonable efforts to cause such Terminating Employee to execute and return a valid release and waiver, each in the form attached hereto as Exhibit G (a “Terminating Employee Release”), and the Company shall use commercially reasonable efforts to cause such Terminating Employee to not revoke his or her Terminating Employee Release.

Prior to any Terminating Employee receiving or becoming entitled to receive any severance payment, such Terminating Employee must execute and return a valid Terminating Employee Release and such Terminating Employee Release shall not have been revoked.

6.12                           Intentionally Omitted.

6.13                           Closing Date Balance Sheets.  The Company shall prepare and deliver the Closing Date Balance Sheets not less than three (3) Business Days prior to the Closing Date and shall cause the Closing Date Balance Sheets to be certified as true and correct in form acceptable to Parent by the Company’s Chief Financial Officer as of the Closing Date.

6.14                           Spreadsheet.  The Company shall deliver to Parent a spreadsheet (the “Spreadsheet”) in form and substance acceptable to Parent, which spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing, all Stockholders that hold Company Capital Stock and their respective addresses, the number of shares of Company Capital Stock held by such persons (including whether such shares are Company Common Stock or Company Preferred Stock), the date of acquisition of such shares, the amount of Total Consideration to be received by each holder, the Pro Rata Portion applicable to each holder, the amount of Escrow Shares to be deposited into the Escrow Fund on behalf of each holder, and such other information relevant thereto or which Parent may reasonably request. The Company shall deliver the Spreadsheet three (3) Business Days prior to the Closing Date.

6.15                           Release of Liens.  The Company shall file, or shall have filed, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens set forth in Schedule 8.2(y) hereto.

6.16                           FIRPTA Compliance.  On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

6.17                           Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.  Notwithstanding the foregoing, any and all fees and expenses of any auditors engaged by the Parent to audit the Company’s financial statements shall not be Third Party Expenses of the Company for any reason under this Agreement. The Company shall provide Parent with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company as of the Closing Date not less than three (3) Business Days prior to the Closing Date (the “Statement of Expenses”) and the Statement of Expenses shall be certified as true and correct in form acceptable to Parent as of the Closing Date by the Company’s Chief Financial Officer.  The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Company as a result of the negotiation and effectuation of this Agreement and the transactions contemplated hereby.  Any Third Party Expenses incurred by the Company that are not reflected on the Statement of Expenses, if any (“Excess Third Party Expenses”), shall be paid out of the Escrow Amount and shall not be limited by the Deductible Amount. Third Party Expenses shall not be incurred by the Company or on behalf of the Surviving Corporation after the Closing Date without the express prior written consent of Parent.  No Subsidiary shall incur any Third Party Expenses.

6.18                           Private Placement.  Each of the parties hereto acknowledge that the shares of Total Consideration issued to the Stockholders pursuant to this Agreement are intended to be issued pursuant to the “private placement” exemption from registration under Regulation D promulgated under the Securities Act and agree to fully cooperate with Parent in its efforts to ensure that the shares of Parent Common Stock may be issued pursuant to such private placement exemption; provided, however, that neither Parent nor Sub makes any representation or warranty that such issuance in fact qualifies for such private placement exemption.

6.19                           Tax Returns.

(a)                                  The following provisions shall govern the allocation of responsibility and payment of Taxes as between Parent and Stockholders for certain Tax matters following the Closing Date:

(i)                                     Parent, the Company and the Principal Stockholders intend that the transactions contemplated hereby be treated for U.S. federal income Tax purposes as a tax-free reorganization under Section 368(a)(2)(E) of the Code and agree to report the transaction consistent therewith for all Tax purposes.

(ii)                                  Parent shall prepare or cause to be prepared and file or cause to be filed all Returns for the Company for all periods ending on or prior to the Closing Date (“Pre-Closing Period Returns”) which are required to be filed after the Closing Date; provided, however, that the Stockholder Representative shall have the right to review and approve said Returns, which approval shall not be unreasonably withheld.

(iii)                               Subject to clause (ii) above, Parent shall not file any Return or amend any filed Return for any period ending on or prior to the Closing Date without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

(iv)                              Pre-Closing Period Returns shall be prepared consistent with the past practice and custom of the Company to the extent consistent with applicable law.

(b)                                 Parent, and the Stockholder Representative will provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Return, any audit or other examination by any Tax authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any of their records or information that may be relevant to any such Return, audit or examination, proceeding or claim.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Returns and supporting work schedules which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.  Parent will promptly notify the Stockholder Representative in writing of any notice or inquiry received by it with respect to Taxes for any pre-Closing periods.  The Stockholder Representative shall have the right to participate in any examination by any Tax authority that could result in any indemnification by the Stockholders under this Agreement.  Notwithstanding anything herein to the contrary, neither Parent nor the Surviving Corporation shall settle any claim made for Tax by any Tax authority with respect to any period under which a claim for indemnification by Parent will be made without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.

ARTICLE VII

REGISTRATION RIGHTS

7.1                                 Registration of Shares.  Within forty-five (45) days after the Closing, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (or other applicable form) covering the resale of the Parent Common Stock issued to the Stockholders pursuant to Section 1.6(b) to the public by the Stockholders (the “Stockholder Registration Statement”); provided, however, that in the event that an audit of the financial statements of the Company and each of its Subsidiaries is required pursuant to applicable SEC regulations, Parent shall use commercially reasonable efforts to prepare and file the Stockholder Registration Statement with the SEC as soon as practicable following the Closing Date, but in any event within fifteen (15) days of the completion of the required audit.  Parent shall use commercially reasonable efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable thereafter and to maintain the effectiveness thereof until all shares registered and not sold thereunder may be sold without limitation pursuant to Rule 144 under the Securities Act.

7.2                                 Limitations on Registration Rights.

(a)                                  Parent may, by written notice to the Stockholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) Parent files a registration statement with the SEC for a public offering of its securities or (B) Parent is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that Parent desires to keep confidential for business reasons, if Parent determines in good faith that the public disclosure requirements imposed on Parent under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations; provided that no single period of delay or suspension under this Section 7.2(a) shall be greater than ninety (90) days.

(b)                                 If Parent delays or suspends the Stockholder Registration Statement or requires the Stockholders to cease sales of shares pursuant to Section 7.2(a), Parent shall, as promptly as practicable following the termination of the circumstance which entitled Parent to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement.  If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, Parent shall enclose such revised prospectus with the notice to Stockholders given pursuant to this Section 7.2(b), and the Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

7.3                                 Registration Procedures.

(a)                                  In connection with the filing by Parent of the Stockholder Registration Statement, Parent shall furnish to each Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b)                                 If Parent has delivered preliminary or final prospectuses to the Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Parent shall promptly notify the Stockholders and, if requested by Parent, the Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer.  Parent shall promptly provide the Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(c)                                  Parent shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Stockholders.

7.4                                 Requirements of Company Stockholders.  Parent shall not be required to include any shares of Parent Common Stock in the Stockholder Registration Statement unless:

(a)                                  the Stockholder owning such shares furnishes to Parent in writing such information regarding such Stockholder and the proposed sale of such shares by such Stockholder as Parent may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(b)                                 such Stockholder shall have provided to Parent its written agreement:

(i)                                     to indemnify Parent and each of its directors and officers against, and hold Parent and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which Parent or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Stockholder furnished pursuant to this Section 7.4; and

(ii)                                  to report to Parent sales made pursuant to the Stockholder Registration Statement.

7.5                                 Indemnification.  Parent agrees to indemnify and hold harmless each Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Parent by or on behalf of a Stockholder for use in the Stockholder Registration Statement.  Parent shall have the right to assume the defense and settlement of any claim or suit for which Parent may be responsible for indemnification under this Section 7.5.

7.6                                 Assignment of Rights.  A Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its shares of Parent Common Stock to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders, respectively, pursuant to a pro rata distribution of its shares of Parent Common Stock, provided each such transferee agrees in a written instrument delivered to Parent to be bound by the provisions of this Article VII.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of the Company, the Principal Stockholders, Parent and Sub to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)                                  No Order; Injunctions; Restraints; Illegality.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(b)                                 Regulatory Approvals.  If applicable, all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained.

8.2                                 Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of the Company and the Principal Stockholders in this Agreement (other than the representations and warranties of the Company and the Principal Stockholders as of a specified date, which shall be true and correct as of such date) shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality”, “Company Material Adverse Effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) the Company and the Principal Stockholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)                                 No Material Adverse Effect.  There shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Company Material Adverse Effect since January 31, 2006.

(c)                                  Stockholder Approval.  Stockholders constituting the Stockholder Consent shall have approved this Agreement, the Certificate of Merger, the Merger, and the transactions contemplated hereby and thereby, including the appointment of the Stockholder Representative and the deposit of the Escrow Amount into the Escrow Fund.

(d)                                 280G Stockholder Approval.  With respect to any payments and/or benefits that Parent determines may constitute “parachute payments” under Section 280G of the Code, the Company Stockholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided for in any manner and Parent and its subsidiaries shall not have any liabilities with respect to such “parachute payments.”

(e)                                  Notice of Appraisal Rights.  The Company shall have delivered notice in accordance with the applicable provisions of Delaware Law such that no Stockholder will be able to exercise appraisal rights if such Stockholder has not perfected such appraisal rights prior to Closing.

(f)                                    Appraisal Rights.  Stockholders holding no more than five percent (5%) of the Total Outstanding Shares shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable law with respect to their Company Capital Stock by virtue of the Merger.

(g)                                 Unanimous Board Approval.  This Agreement, the Merger and the transactions contemplated hereby shall have been unanimously approved by the Board of Directors of the Company, which unanimous approval shall not have been altered, modified, changed or revoked.

(h)                                 Stock Restriction Agreements.  Each Stockholder who on the date of this Agreement is an employee of, or consultant to, the Company shall have executed and delivered to Parent an Employee Stock Restriction Agreement.  Each Stockholder who on the date of this Agreement is not an employee of, or consultant to, the Company shall have executed and delivered to Parent a Non-Employee Stock Restriction Agreement.

(i)                                     Option Amendment Agreements.  Each Person who on the date of this Agreement holds a Company Option shall have executed and delivered to Parent an Option Amendment Agreement.

(j)                                     Litigation.  There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, against Parent or the Company or any Subsidiary, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 8.1(a) hereof.

(k)                                  Governmental Approval.  Approvals from any Governmental Entity deemed appropriate or necessary by Parent shall have been timely obtained.

(l)                                     Termination of Company Agreements.  Each of the Investors’ Rights Agreement dated as of May 17, 2005 by and among the Company and each of the investors party thereto and the Stock Purchase Agreement dated as of May 23, 2005 by and among the Company, Ind-TeleSoft, INDTS, Inc. and the stockholders party thereto shall have been terminated upon or immediately prior to the Effective Time either pursuant to their own terms or pursuant to a separate termination agreement, and the Company shall have delivered to Parent written evidence of such termination.

(m)                               Termination of Company Warrants.  All Company Warrants shall have been exercised, terminated or cancelled as of immediately prior to the Effective Time either pursuant to their own terms or pursuant to an agreement with the holder(s) thereof, and the Company shall have delivered to Parent written evidence of such exercise, termination or cancellation.

(n)                                 Third Party Consents.  The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract set forth on Schedule 8.2(n) hereto as are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(o)                                 Proprietary Information and Inventions Assignment Agreement.  The Company shall have provided evidence satisfactory to Parent that as of the Closing each current and former employee, consultant and contractor of the Company and each of its Subsidiaries has entered into and executed a Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(p)                                 New Employment Arrangements.  At least ninety percent (90%) of the Selected Employees (i) shall have entered into “at will” employment arrangements with Parent and/or the Surviving Corporation pursuant to their execution of an Employment Document which shall be in full force and effect, (ii) shall have agreed to be employees of Parent after the Closing, (iii) shall be employees of the Company immediately prior to the Effective Time and (iv) shall not have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or the Company following the Effective

Time.  The minimum number of Selected Employees to meet the above conditions, respectively, shall be rounded down to the nearest whole number.

(q)                                 Non-Competition Agreements.  Each of the individuals listed in Schedule 8.2(q) hereto shall have executed and delivered to Parent a Non-Competition Agreement in substantially the form attached hereto as Exhibit I (the “Non-Competition Agreements”), and shall not have taken any action which would be prohibited thereby were such agreement in effect at the time of such action and such Non-Competition Agreement shall be in effect immediately prior to the Effective Time.

(r)                                    Employment Agreements.  Each of the Key Employees shall be ready, willing and able to begin his or her employment with the Parent on the terms set forth in the applicable Employment Agreement.

(s)                                  Resignation of Officers and Directors.  Parent shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries in the form attached hereto as Exhibit B.

(t)                                    Intentionally Omitted.

(u)                                 280G Waivers.  Each Person who might receive any payments and/or benefits referred to in Section 6.7(b)(iii) hereof shall have executed and delivered to the Company a 280G Waiver and such 280G Waiver shall be in effect immediately prior to the Effective Time.

(v)                                 Terminating Employees.  No later than immediately prior to the Closing Date, the Company shall have terminated the employment of each Terminating Employee, and each such Terminating Employee shall have duly and validly executed and returned to the Company a Terminating Employee Release and not revoked such Terminating Employee Release.

(w)                               Closing Date Balance Sheets.  Parent shall have received from the Company the Closing Date Balance Sheets pursuant to Section 6.13 hereof three (3) Business Days prior to the Closing Date.

(x)                                   Statement of Expenses.  Parent shall have received from the Company the Statement of Expenses pursuant to Section 6.17 hereof three (3) Business Days prior to the Closing Date.

(y)                                 Spreadsheet.  Parent and the Exchange Agent shall have received from the Company three (3) Business Days prior to the Closing Date the Spreadsheet pursuant to Section 6.14.

(z)                                   Release of Liens.  Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens set forth in Schedule 8.2(z) hereto.

(aa)                            Legal Opinions.  Parent shall have received (i) a legal opinion from Morse, Barnes-Brown & Pendleton, P.C. substantially in the form attached hereto as Exhibit J, (ii) a legal opinion from local counsel to Openera-India in form and substance acceptable to Parent, and (iii) a legal opinion from local counsel to Openera-Texas in form and substance acceptable to Parent.

(bb)                          Certificate of the Company and the Principal Stockholders.  Parent shall have received a certificate, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf and by the Principal Stockholders, to the effect that, as of the Closing:

(i)                                     the representations and warranties of the Company and the Principal Stockholders in this Agreement (other than the representations and warranties of the Company and the Principal Stockholders as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “Company Material Adverse Effect” or “Knowledge” contained therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time;

(ii)                                  the Company and the Principal Stockholders have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing; and

(iii)                               the conditions to the obligations of Parent and Sub set forth in this Section 8.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(cc)                            Certificate of Secretary of Company.  Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Stockholder Consent have adopted and approved the Merger, this Agreement and the consummation of the transactions contemplated hereby and approval of any payments or benefits that may be deemed to constitute a “parachute payment” within the meaning of 280G of the Code.

(dd)                          Certificate of Good Standing.  Parent shall have received a long-form certificate of good standing from the Secretary of State of the State of Delaware which is dated within two (2) Business Days prior to Closing with respect to the Company.  Each Subsidiary shall have received and delivered to Parent a similar certification from the jurisdiction where it is incorporated or otherwise organized.

(ee)                            Certificate of Status of Foreign Corporation.  Parent shall have received a Certificate of Status of Foreign Corporation of each of the Company and each of its Subsidiaries from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business, all of which are dated within two (2) Business Days prior to the Closing.

(ff)                                FIRPTA Certificate.  Parent shall have received a copy of the FIRPTA Compliance Certificate, validly executed by a duly authorized officer of the Company.

(gg)                          Ind-Telesoft Software Development Agreement.  Openera-India and Ind-Telesoft shall have entered into an amendment to the Software Development Agreement dated as of May 1, 2005 by and between Openera-India and Ind-Telesoft (as modified to date, including without limitation by any statement of work, special project request, purchase order, annex or amendment to such agreement), including a valid and enforceable waiver from Ind-Telesoft with respect to all indemnification obligations of Openera-India thereunder, in form and substance satisfactory to Parent.

(hh)                          Ind-Telesoft Letter Agreement.  Openera-Texas and Ind-Telesoft shall have entered into an agreement providing for an affirmation of services provided pursuant to the Software Consulting Agreement dated as of August 28, 2002 by and between Openera-India and Ind-Telesoft (as modified to date, including without limitation by any statement of work, special project request, purchase order, annex or amendment to such agreement) in substantially the form attached as Exhibit L hereto and shall have provided Parent with written evidence of such agreement in form and substance satisfactory to Parent.

(ii)                                  Call Option Agreement.  Parent and Ind-Telesoft shall have entered into a call option agreement in substantially the form attached as Exhibit M hereto.

8.3                                 Conditions to Obligations of the Company and the Principal Stockholders.  The obligations of the Company and each of the Principal Stockholders to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations, Warranties and Covenants.  (i) The representations and warranties of Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” contained therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)                                 Certificate of Parent.  Company shall have received a certificate executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing:

(i)                                     all representations and warranties made by Parent and Sub in this Agreement (other than the representations and warranties of Parent and Sub as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” contained therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

(ii)                                  all covenants and obligations under this Agreement to be performed by Parent and Sub on or before the Closing have been so performed in all material respects.

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

9.1                                 Survival of Representations and Warranties.  The representations and warranties of the Company and the Principal Stockholders contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date; provided, however, that in the event of fraud or willful breach of a representation or warranty, such representation or warranty shall survive indefinitely with respect to the Person committing such fraud or willful breach; provided, further, that (a) the representations and warranties of the Company and the Principal Stockholders contained in Section 2.2 (Company Capital Structure) and Section 2.12 (Tax Matters) hereof shall survive indefinitely and until the expiration of the applicable statute of limitations, respectively, (b) the representations and warranties of the Company and the Principal Stockholders contained in the last sentence of Section 2.14(b) (Title to Properties, Etc.) shall survive for a period of twenty-four (24) months following the Closing Date, and (c) the representations and warranties of the Company and the Principal Stockholders contained in Section 2.15 (Intellectual Property) shall survive for a period of thirty-six (36) months following the Closing Date. The representations and warranties of Parent and Sub contained in this Agreement, Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

9.2                                 Indemnification.

(a)                                  By virtue of the Merger, the Stockholders (including the Principal Stockholders) agree to jointly and severally indemnify and hold harmless Parent and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Corporation (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company, the Principal Stockholders or any other Person contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” contained therein in determining the amount of any Loss), (ii) any failure by the Company, any Principal Stockholder or any other Person to perform or comply with any covenant applicable to any of them contained in this Agreement, any Related Agreements or any certificates or other instruments delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement, (iii) any fraud or any willful breach of any representation, warranty or covenant contained in this Agreement, any Related Agreement or any certificates or other instruments delivered by or on behalf of any Person other than Parent or Sub pursuant to this Agreement, (iv) the amount of Excess Liabilities, if any, (v) any Dissenting Share Payments, (vi) any Excess Third Party Expenses, (vii) any of the matters disclosed on Schedule 9.2(a) hereto, (viii) any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Merger or for any such agreement to remain in full force or effect following the Effective Time where such payment or consideration is not reflected on the Closing Date Balance Sheets, or (ix) to the extent not reflected in the Balance Sheet Adjustment Amount, Taxes of the Company and the Subsidiaries for any taxable period ending before the Closing Date and, with respect to any taxable period which begins before the Closing Date and ends after the Closing Date, the portions of such Taxes which relate to the portions of such taxable periods ending on the Closing Date.  In the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date shall be on a basis consistent with the allocations made pursuant to the preceding sentence.  The Stockholders (including the Principal Stockholders and any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.

(b)                                 By virtue of the Merger, Parent agrees to indemnify and hold harmless the employees of the Surviving Corporation against any liability for the payment of any Taxes imposed by an Indian Governmental Entity incurred or sustained by such employees, or any of them, as a result of Parent’s assumption of the Plan and each Company Option pursuant to Section 1.6(c), but only if, and to the extent that, such employee(s) would not have incurred or sustained such liability in the event that Parent were to issue such employees new options to purchase Parent Common Stock in exchange for the termination of the Plan and cancellation of such employees’ Company Options at the Effective Time instead of assuming the Plan and each Company Option pursuant to Section 1.6(c).  This Section 9.2(b) shall terminate and be of no further force or effect after the end of the applicable statute of limitations.

(c)                                  Any Person committing fraud or any willful breach of any representation, warranty or covenant contained in this Agreement, in any Related Agreement, certificate or other instrument delivered pursuant to this Agreement shall be severally, and not jointly, liable for, and shall indemnify and hold the Indemnified Parties harmless for, any Losses incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), directly or indirectly, as a result of such fraud or willful breach of a representation or warranty, inaccuracy of any representation, warranty or covenant committed by such Person.

9.3                                 Maximum Payments; Remedy.

(a)                                  Except as set forth in Section 9.3(b) hereof, (i) the maximum amount an Indemnified Party may recover from a Stockholder (other than a Principal Stockholder) individually pursuant to the indemnity set forth in Section 9.2 hereof for Losses shall be limited to such Stockholder’s Pro Rata Portion of the Escrow Fund and (ii) the maximum aggregate amount the Indemnified Parties may recover pursuant to the indemnity set forth in Section 9.2 hereof for Losses shall be limited to $6,800,000.  Except as set forth in Section 9.3(b) and Section 9.3(c) hereof, with respect to any claim for Losses incurred by an Indemnified Party for any breach of any representation or warranty, covenant or agreement in this Agreement by the Company or any Stockholder (other than any Principal Stockholder), such Indemnified Party shall seek indemnification solely from the Escrow Fund and the indemnification provisions set forth in this Article IX shall be the sole and exclusive remedy of any Indemnified Party for any breach of any representation or warranty, covenant or agreement in this Agreement by the Company or any Stockholder (other than any Principal Stockholder).  Except as set forth in Section 9.3(b) and Section 9.3(c) hereof, with respect to any claim for Losses incurred by an Indemnified Party for any breach of any representation or warranty, covenant or agreement in this Agreement by any Principal Stockholder, such Indemnified Party shall seek indemnification for any such breach from the Principal Stockholders only after the Escrow Fund has been exhausted.  Nothing in this Agreement shall limit the right of Parent or any other Indemnified Party to pursue remedies under any Related Agreement against the parties thereto with respect to matters not the subject of Section 9.2.

(b)                                 Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person in respect of Losses arising out of any fraud committed by such Person or any willful breach committed by such Person of any representation, warranty or covenant contained in this Agreement, any Related Agreements or any certificates or other instruments delivered pursuant to this Agreement on the part of such Person; provided, however, that the indemnification liability of any Person, including the Principal Stockholders, for Losses based on fraud committed by such Person or willful breach of a representation, warranty or covenant committed by such Person shall be several and not joint.

(c)                                  Nothing in this Article IX shall limit the liability of the Company or the Principal Stockholders for any breach of any representation, warranty or covenant contained in this Agreement, any Related Agreements or in any certificates or other instruments delivered pursuant to this Agreement if the Merger does not close.

(d)                                 Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article IX notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e)                                  Notwithstanding any provision of this Agreement to the contrary, an Indemnified Party may not recover any Losses under Section 9.2(a)(i) hereof unless and until one or more Officer’s Certificates identifying such Losses under Section 9.2(a)(i) hereof in excess of $100,000 in the aggregate (the “Deductible Amount”) has or have been delivered to the Stockholder Representative, in which case Parent shall be entitled to recover all Losses so identified, including the Deductible Amount.  Notwithstanding the foregoing, Parent shall be entitled to recover for, and the Deductible Amount shall not apply as a threshold to, any and all claims or payments made with respect to all Losses (a) incurred pursuant to clauses (ii) through (ix) of Section 9.2(a) hereof or Section 9.2(c) hereof, and (b) resulting from any breach of any representation or warranty set forth in Section 2.2 (Company Capital Structure), Section 2.12 (Tax Matters), or in the last sentence of Section 2.14(b) (Title to Properties, Etc.) hereof.  For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent: (a) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses and (b) stating the aggregate amount of the Losses and specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, or, with respect to Losses determined in accordance with the terms of Section 9.6(a) hereof, including a copy of the Adjusted Balance Sheet.

(f)                                    Any amounts payable under this Article IX shall be calculated after giving effect to any proceeds actually received by an Indemnified Party from insurance policies covering the Loss that is the subject to the claim for indemnity.

9.4                                 Indemnification Procedures.

(a)                                  For purposes of this Section 9.4, a party against which indemnification may be sought is referred to as the “Indemnifying Party”.

(b)                                 The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:  If an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(c)                                  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the

Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance.  If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense (provided that any and all such expense shall be considered to be a Loss hereunder), and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.  Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the Escrow Shares remaining in the Escrow Fund.

(d)                                 In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.4(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such settlement.  If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim.  Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP).   If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(e)                                  In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.4(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses incurred in connection with such judgment or settlement.  In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.  If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund for any Losses arising out of any judgment rendered with respect to such claim.  Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with GAAP).

9.5                                 Stockholder Representative.

(a)                                  By virtue of the approval of the Merger and this Agreement by the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Joel A. Hughes as its agent and attorney-in-fact, as the Stockholder Representative for and on behalf of the Stockholders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Stockholder or by any such Stockholder against any Indemnified Party or any dispute between any Indemnified Party and any such Stockholder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than 30 days’ prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent.  Notwithstanding the foregoing, a vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund.  No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services.  Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Stockholders (including the Principal Stockholders).

(b)                                 The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment.  The Stockholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”).  A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 10.4 and Section 10.5 hereof, shall constitute a decision of the Stockholders and shall be final, binding and conclusive upon the Stockholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

9.6                                 Adjustment to Consideration.

(a)                                  Within forty-five (45) days following the Closing Date, Parent may, at its election, cause to be prepared and delivered to the Stockholder Representative unaudited balance sheets of the Surviving Corporation and its Subsidiaries as of the Closing Date (the “Adjusted Balance Sheets”).  The Adjusted Balance Sheets will be prepared in accordance with GAAP consistently applied on a basis consistent with the Financials and shall include without limitation all Estimated Third Party Expenses that have been accrued but that have not been paid prior to the Effective Time, any payments to Terminating Employees for severance or similar payments and any other payments triggered or accelerated by or contingent upon the Closing or the Merger.  In the event that, pursuant to the terms of this Section 9.6(a), it is determined that (i) the amount equal to (A) the absolute value of the Company’s and its Subsidiaries’ total liabilities (as defined by and as determined in accordance with GAAP and shall include without limitation all Estimated Third Party Expenses that have been accrued but that were not paid prior to the Effective Time and any other payments triggered or accelerated by or contingent upon the Closing or the Merger, but shall exclude deferred revenue and the Specified Liabilities) at the Closing Date as reflected on the Adjusted Balance Sheets minus (B) the absolute value of the Company’s and its Subsidiaries’ total assets (as defined by and as determined in accordance with GAAP) at the Closing Date (collectively, the “Net Liabilities at Closing”) minus (C) the Balance Sheet Adjustment Amount, is a number greater than the Balance Sheet Target, and/or (ii) the amount equal to (A) the absolute value of the total Specified Liabilities at the Closing Date as reflected on the Adjusted Balance Sheets (collectively, the “Specified Liabilities at Closing”) minus (B) the Specified Liabilities Adjustment Amount, is a number greater than $1,875,849, then an amount of Escrow Shares equal to the sum of the excess amount, if any, determined in accordance with clause (i) above plus the excess amount, if any, determined in accordance with clause (ii) above (collectively, the “Excess Liabilities”) shall be returned to Parent out of the Escrow Fund in accordance with the terms of the Escrow Agreement.  Following delivery by Parent to the Stockholder Representative of the Adjusted Balance Sheets, Parent shall give the Stockholder Representative reasonable access during Parent’s regular business hours to those books and records of the Surviving Corporation in the possession or control of Parent and any personnel which relate to the preparation of the Adjusted Balance

Sheets for purposes of resolving any disputes concerning the Adjusted Balance Sheets and the calculation of Net Liabilities at Closing.

(b)                                 The Stockholder Representative shall have 15 days following delivery of the Adjusted Balance Sheets during which to notify Parent in writing (the “Notice of Objection”) of any good faith objections to the calculation of Net Liabilities at Closing, Specified Liabilities at Closing or the Adjusted Balance Sheets, as it affects such calculation, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection.  If the Stockholder Representative objects to the Adjusted Balance Sheets or Parent’s calculation of Net Liabilities at Closing or Specified Liabilities at Closing as reflected thereon, Parent and the Stockholder Representative shall attempt to resolve any such objections within 15 days of the receipt by Parent of the Notice of Objection.

(c)                                  If Parent and the Stockholder Representative are unable to resolve any such dispute within the 15 day period following receipt of the Notice of Objection referred to in Section 9.6(b) hereof, Parent and the Stockholder Representative shall submit the dispute to a partner in the audit practice of any nationally recognized accounting firm that is mutually agreeable to both parties (the “Independent Accounting Firm”).  Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Independent Accounting Firm.  The Independent Accounting Firm shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within 30 days after its appointment and provide a written explanation of its decision.  In the event that Parent and the Stockholder Representative submit any dispute to an Independent Accounting Firm, each such party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems appropriate.  Fifty percent (50%) of any expenses relating to the engagement of the Independent Accounting Firm (“Independent Accounting Firm Expenses”) shall be paid by Parent and fifty percent (50%) of such expenses shall be paid by the Stockholders; provided, however, that in the event any Stockholder fails to timely pay his or her Pro Rata Portion of the Independent Accounting Firm Expenses, the parties agree that Parent may at its option pay such Stockholder’s Pro Rata Portion of the Independent Accounting Firm Expenses and recover an equal amount from such Stockholder’s Pro Rata Portion of the Escrow Fund.

(d)                                 If the Stockholder Representative does not deliver a Notice of Objection in accordance with Section 9.6(b) hereof, the Adjusted Balance Sheets (together with Parent’s calculation of Net Liabilities at Closing and Specified Liabilities at Closing reflected thereon), shall be deemed to have been accepted by all of the parties to this Agreement.  In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions above and Parent and the Stockholder Representative are able to resolve such dispute by mutual agreement, the Adjusted Balance Sheets, together with Parent’s calculation of Net Liabilities at Closing and Specified Liabilities at Closing reflected thereon, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement.  In the event that the Stockholder Representative delivers a Notice of Objection in accordance with the provisions set forth above and Parent and the Stockholder Representative are unable to resolve such dispute by mutual agreement, the determination of the Independent

Accounting Firm shall be final and binding on the parties, and the Adjusted Balance Sheet, together with Parent’s calculation of Net Liabilities at Closing and Specified Liabilities at Closing reflected thereon, to the extent modified by the Independent Accounting Firm, shall be deemed to have been accepted by all of the parties to this Agreement.  Subject to the foregoing provisions, the calculation of Net Liabilities at Closing and Specified Liabilities at Closing reflected on any such Adjusted Balance Sheets shall be conclusive and binding on all of the parties to this Agreement for purposes of this Section 9.6, no further adjustments shall be made thereto and none of Parent, the Stockholder Representative or the Stockholders shall have any further right to challenge such calculation of Net Liabilities at Closing or Specified Liabilities at Closing.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1                           Termination.  Except as provided in Section 10.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)                                  by mutual agreement of the Company and Parent;

(b)                                 by Parent or the Company if the Closing Date shall not have occurred by March 15, 2006; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party that is in breach of this Agreement;

(c)                                  by Parent or the Company if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Merger illegal.

(d)                                 by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(e)                                  by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Principal Stockholders contained in this Agreement such that the conditions set forth in Section 8.2(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company and the applicable Principal Stockholder; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)                                    by Parent if there shall have occurred any fraud or willful or knowing breach of a representation, warranty or covenant by any Person other than Parent or Sub in connection with the transactions contemplated hereby; or

(g)                                 by the Company if none of the Company, any of its Subsidiaries or the Principal Stockholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 8.3(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2                           Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Principal Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement, Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination; and provided further, that, the provisions of Sections 6.2, 6.3, 6.17, 9.3(c) and 10.3 hereof, Article XI hereof and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

10.3                           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.  For purposes of this Section 10.3, the Stockholders (including the Principal Stockholders) agree that any amendment of this Agreement signed by the Stockholder Representative shall be binding upon and effective against the Stockholders whether or not they have signed such amendment.

10.4                           Extension; Waiver.  At any time prior to the Closing, Parent, on the one hand, and the Company and the Stockholder Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  For purposes of this Section 10.4, the Stockholders (including the Principal Stockholders) agree that any extension or waiver signed by the Stockholder Representative shall be binding upon and effective against all Stockholders whether or not they have signed such extension or waiver.

ARTICLE XI

GENERAL PROVISIONS

11.1                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

(a)                                  if to Parent or Sub, to:

NMS Communications Corporation
100 Crossing Boulevard
Framingham, Massachusetts 01702
Attention: Dianne L. Callan, Vice President and General Counsel
Facsimile No.: (508) 271-1177

with a copy to:

Choate, Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Attention: Robert V. Jahrling III
Facsimile No.: (617) 248-4000

(b)                                 if to the Company or the Stockholder Representative, to:

Openera Technologies, Inc.
81 Hartwell Avenue
Lexington, Massachusetts 02421
Attention: President
Facsimile No.: (781) 861-0040

with a copy to:

Morse, Barnes-Brown & Pendleton, P.C.
Reservoir Place
1601 Trapelo Road
Waltham, Massachusetts 02451
Attention: Joseph C. Marrow, Esq.
Facsimile No.: (781) 622-5933

(c)                                  If to the Principal Stockholders, to the addresses set forth in Section 11.1 of the Disclosure Schedule.

11.2                           Interpretation.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.3                           Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.4                           Entire Agreement; Assignment.  This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof including that certain Preliminary Term Sheet dated as of January 6, 2006, (ii) are not intended to confer upon any other person any rights or remedies hereunder and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

11.5                           Severability.  In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6                           Other Remedies.  Subject to Section 9.3(a), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.7                           Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Suffolk County, Commonwealth of Massachusetts, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Each party agrees not to commence any legal proceedings related hereto except in such courts.

11.8                           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.9                           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE

ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Stockholders, and the Stockholder Representative have caused this Agreement to be signed, all as of the date first written above.

NMS COMMUNICATIONS CORPORATION

By:	/s/ Robert P. Schecter
Robert P. Schechter
President, Chief Executive Officer and
Chairman of the Board of Directors

OPENERA TECHNOLOGIES, INC.

By:	/s/ Joel A. Hughes
Joel A. Hughes
President and Chief Executive Officer

ORCA ACQUISITION CORPORATION

By:	/s/ Dianne L. Callan
Dianne L. Callan
Secretary

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE:

/s/ Joel A. Hughes
Joel A. Hughes

[Signature Page to Agreement and Plan of Merger]

PRINCIPAL STOCKHOLDERS:

BRAHMA HOLDINGS, L.P.

By:	Brahma Holdings GP, LLC,
its General Partner

By:	/s/ Vinod Chandran
Vinod Chandran
General Partner

SALAR LP

By:	Salar GP, LLC,
its General Partner

By:	/s/ Jawad Ayaz
Jawad Ayaz
General Partner

SALAR HOLDINGS TRUST

By:	/s/ Jawad Ayaz
Jawad Ayaz
Trustee

/s/ Wasi Ayaz
Wasi Ayaz

/s/ Joel A. Hughes
Joel A. Hughes

[Signature Page to Agreement and Plan of Merger]

/s/ Vinod Chandran
Vinod Chandran

/s/ Jawad Ayaz
Jawad Ayaz

[Signature Page to Agreement and Plan of Merger]